Exhibit 10.1

THIS AGREEMENT is dated the 4th day of February, 2009,

B E T W E E N:

LIVE CURRENT MEDIA INC., formerly known as Communicate.com Inc., a corporation incorporated under the laws of Nevada, USA

(the “Company”)

 OF THE FIRST PART

- and -

JONATHAN EHRLICH of Vancouver, British Columbia

(the “Executive”)

 OF THE SECOND PART

WHEREAS the Company and the Executive (collectively, “the parties”) entered into an agreement (the “Employment Agreement”) dated as of September 8, 2007 pursuant to which the Company has been employing the Executive as therein provided;

AND WHEREAS the parties wish to amend the Employment Agreement as set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the terms and conditions contained herein, the parties covenant and agree with each other that the Employment Agreement be amended effective as of January 31, 2009 (the “Effective Date”) as follows:

1.           Sections 2, 3, 5, 6 and 7  of the Employment Agreement and the definitions of “Benefits”, “Board”, “Business Day”, “Change of Control of the Company”, “Disability”, “Effective Date”, “Employment Period”, “Salary”, “Special Bonus”, “Just Cause and “Termination without Cause or Terminated without Cause” set out in Section 1 of the Employment Agreement, be deleted.

2.           (a)           As of the Effective Date, the Executive shall resign as the President, Chief Operating Officer and employee of the Company and its subsidiaries.

(b)           Upon the Executive’s resignation as set forth in subsection 2(a) above, the Company will compensate the Executive as follows:

(i)           A severance allowance representing twelve (12) months base salary in the total gross amount of $275,000 and other benefits in the total gross amount of $23,000, less any amounts as are required by law to be withheld and deducted at source which shall be remitted by the Company to the requisite governmental authority or agency (the “Statutory Deductions”).  The severance allowance will be paid over a period of twelve (12) months in semi-monthly instalments on each of the Company’s regular paydays and shall be subject to the Company’s normal payroll practices;

(ii)           additional benefits in the total gross amount of $52,000 paid in semi-monthly instalments over a period of twelve (12) months;

(iii)          an accrued special bonus in the amount of $250,000 paid in equal monthly instalments over a period of twelve (12) months, less any amounts as are required by law to be withheld and deducted at source which shall be remitted by the Company to the requisite governmental authority or agency (the “Statutory Deductions”).  The net monthly payments shall be converted to equity and paid as restricted shares of the Company’s common stock at the closing price of the stock on the 15th day of each month (“Conversion Price”).  If the 15th day falls on a weekend or holiday, the Conversion Price will be the stock’s closing price on the last trading day before the 15th day of the month;

(iv)          the Company will pay for and administer Executive’s MSP and Sun Life benefits, except for long term disability and life insurance, until the earlier of (a) twelve (12) months from the Effective Date; or (b) the date upon which Executive becomes employed by a new employer or becomes involved in a new venture in a full time capacity; and

(v)           if Executive relocates to Toronto, Ontario prior to September 30, 2009, the Company shall reimburse the reasonable relocation expenses incurred by Executive up to a maximum of $25,000 upon submission of all receipts and back-up documentation as may be requested by the Company.

(c)           In addition, the Company shall also pay to the Executive at the same time:

(i)            Any outstanding vacation pay owing up to the Effective Date;

(ii)           Any earned but unpaid salary owing up to the Effective Date, less the applicable Statutory Deductions; and

(iii)          Any business expenses properly incurred by the Executive up to the Effective Date, by way of reimbursement.

3.           With respect to the amounts to be paid Executive as set forth in paragraph 2(b)(i) and (ii), the parties agree that the Company may pre-pay such amounts at any time if it has the financial resources to do so.  In the event of a failure to make any of the payments on the timeline set forth in Section 2(b), it is agreed that all remaining payments due to the Executive hereunder shall be considered to have accelerated and become immediately due and payable to the Executive.

4.           Executive acknowledges that he is not entitled to any other compensation, benefit, or payment from the Company other than that expressly set forth in this Agreement.  The Executive further agrees that the amounts paid and the value of benefits provided pursuant to paragraph 2(b) may be applied as a set-off against any later claim that he may make.

5.           In consideration of the payments and other benefits set forth in this Agreement, and other good and valid consideration, Executive, on behalf of himself, his marital community, his heirs, executors, administrators, and assigns (collectively referred to as “Executive”), does hereby waive and release Live Current Media Inc., its parents, affiliates, subsidiaries, and related entities, its successors and assigns, and each of their present and former directors, officers, employees, agents and attorneys, both individually and in their representative capacities (collectively referred to as “Releasee”), from any and all claims (including any claim to legal fees, short term sick leave, long term disability and any other payment under any statute, code or otherwise), damages, causes of action, or disputes of any kind or nature, whether presently known or unknown, arising in any way out of Executive’s employment and the cessation of his employment with the Company.  This release is comprehensive and includes all claims (including claims under any applicable Employment Standards, Human Rights, Labour or Workplace Safety legislation), damages, causes of action, or disputes based upon acts or omissions occurring or which could be alleged to have occurred prior to the date of this Agreement.

6.           The Executive acknowledges that he has not relied upon the Company or its legal counsel for any advice in connection with the tax treatment of the payments set forth in paragraph 2(b).  The Executive agrees to indemnify and hold the Company harmless from any and all claims or liability, including costs and legal fees, incurred as a result of the Executive’s tax treatment of the payments set forth in paragraph 2(b), or in respect of income tax payable by Executive that was not withheld, or in respect of any Employment Insurance or Canada Pension Plan amounts payable by the Company relating to or arising from Executive’s employment or the termination thereof.

7.           On or before January 31, 2009, the Executive will return all company property to the Company (except for the Blackberry and desk top computer used by Executive, which Company has agreed to give to Executive as long as all Confidential Information [as defined in the Employment Agreement] is permanently deleted therefrom).  The Executive and the Company understand and agree that the term “company property” will be given its broadest meaning and will include, without limitation, all company equipment, access codes, documents and electronic files.

8.           Executive will not say or do anything disparaging about the Company, its managers, employees, officers, directors, products or services, he will not take any action injurious to the business interest or reputation of the Company, its managers, employees, officers or directors, he will not advise or encourage any person or entity to bring a claim against the Company, and he will not assist any person or entity in connection with any such claim, unless required by legal process or applicable law.

9.           Executive agrees to cooperate with the Company by making himself available at reasonable times upon the Company’s request in connection with any matters that arise as to which the Executive has knowledge from his employment at the Company.

10.         Nothing contained in this Agreement shall be considered an admission of wrongdoing or liability by the Company.

11.         Other than as provided herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.  Without limiting the foregoing, Executive specifically acknowledges his continuing duties and obligations under paragraphs 8 (Inventions, Etc.), 9 (Non-Competition), 10 (No Solicitation of Customers), 11 (No Solicitation of Employees), and 12 (Confidentiality) of the Employment Agreement.

12.	Executive acknowledges that he:

(a)	has had sufficient time to review and consider this Agreement thoroughly;

(b)           has read and understands the terms of this Agreement and his obligations hereunder; and

(c)           has been given an opportunity to obtain independent legal advice, or such other advice as he may desire concerning the interpretation and effect of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

LIVE CURRENT MEDIA INC.
By: /s/ C. Geoffrey Hampson
C. Geoffrey Hampson

Witness

________________________________	/s/ Jonathan Ehrlich
JONATHAN EHRLICH

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